SUBSTITUTE POWER OF ATTORNEY

Under the terms of a power of attorney dated 3rd day of April, 2017 (the “Power of Attorney”), the undersigned, Kelly Gaide, was appointed an attorney-in-fact for SAMANTHA J. MARNICK, an executive officer of Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”) for purposes of certain matters relating to Section 16(a) of the Securities Exchange Act of 1934. In accordance with the authority granted under the Power of Attorney, including the power of substitution, the undersigned hereby appoints Mary M. (“Mindy”) McPheeters and David Myers each as a substitute attorney-in-fact, on behalf of the Company and each of the officers and directors of the Company, with the power to act without any further action and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By signature as an attorney-in-fact to this Substitute Power of Attorney, each of Mary M. (“Mindy”) McPheeters and David Myers accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to serving in the capacity as an attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Substitute Power of Attorney this 28th day of September, 2021.

By:	/s/ Kelly Gaide

Name: Kelly Gaide Title: Assistant General Counsel, Assistant Corporate Secretary, and Attorney-in-Fact

I ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ Mary M. McPheeters

Name: Mary M. (“Mindy”) McPheeters
Title:   General Counsel and Corporate Secretary
/s/ David Myers
Name: David Myers
Title:   Associate General Counsel and Assistant Corporate Secretary